Exhibit 10.97
Power Facility Construction Application Agreement
This Power Facility Construction Application Agreement (the “Agreement”) is entered into as of October 29, 2009 (“Effective Date”) in the city of Shanghai, by and between SHANGHAI KAI HONG TECHNOLOGY CO., LTD. (hereinafter referred to as “DSH”) with its registered office at No.1 Lane 18 San Zhuang Road, Songjiang Export Processing Zone, Shanghai, P.R.China and SHANGHAI YUAN HAO ELECTRONIC CO., LTD. (hereinafter referred to as “Yuan Hao”) with its registered office at No.8 Lane 18 San Zhuang Road, Songjiang Export Processing Zone, Shanghai, P.R.China. DSH and Yuan Hao are collectively referred to as the “Parties” and individually as a “Party”.
RECITALS
WHEREAS, DSH currently leases a factory building owned by Yuan Hao and operates within the same district as Yuan Hao; therefore, DSH needs to satisfy its own need to continue the production of products in the factory building; and
WHEREAS, in accordance with related regulations on facility building’s power system, DSH requests Yuan Hao to construct a power line of 400 millimeter in diameter to deliver power from Hua-Hung power station to a power facility with the designed capacity of 6,300 KVA (the “Power Facility”).
NOW THEREFORE, in consideration of the premises and of the mutual covenants contained in this Agreement and based on the Contract Law of the People’s Republic of China, the Parties agree as follows:
1. Yuan Hao agree with DSH’s request to timely submit, under Yuan Hao’s name, the Power Facility’s design plan documents generated from the Power Transformer and related agency to the power company for its approval and in accordance with power company’s regulations.
2. Yuan Hao agrees, upon receiving the response from the government and related agencies on the electricity usage application and obtaining the approval on Power Facility construction and related items, to timely apply for the procedures to construction of the Power Facility with the power company under Yuan Hao’s name and provide related application documents in accordance with power company’s regulations
3. Yuan Hao agrees, upon the completion of the construction of the Power Facility, to provide such Power Facility to DSH for DSH’s exclusive use with 3,200 KVA as the initial power capacity of the Power Facility. Within three

(3) months after the power capacity of the Power Facility reaching 6,300 KVA, Yuan Hao shall unconditionally change the name of the owner of the Power Facility to DSH and transfer the full ownership of the Power Facility to DSH. Yuan Hao agrees, upon the approval of the power company and under the prior conditions that DSH provides for all the necessary facilities and pays for all of the necessary costs for construction of the Power Facility, to timely request the power company to commence the construction for providing electricity in accordance with power company’s regulations and duly pay for such construction to the power company.
4. If it is necessary to make other applications and/or procedures during the Power Facility application, construction, change of name procedures, or transfer of ownership procedures, Yuan Hao agrees, in accordance with the demand of DSH, to timely complete all of the related applications and/or procedures. If due to any reasons not caused by Yuan Hao that the Power Facility’s change of name or transfer of ownership procedures cannot be completed, the Power Facility shall still be used solely and exclusively by DSH, and DSH shall still have the ownership of the Power Facility. Yuan Hao has no right to transfer or lease the Power Facility to a third party, and Yuan Hao has the responsibility to protect the completeness of the Power Facility. If the issues of unable to change the name or transfer the ownership of the Power Facility disappeared, Yuan Hao shall immediately apply for the change of name and the transfer of ownership of the Power Facility as well as other related procedures.
5. On the total cost of the construction of the Power Facility and the method of payment, Yuan Hao shall provide detailed pricing report and, upon DSH’s review and approval, confirm such pricing report by signing another agreement with DSH.
6. Both Parties agree to sign the agreement on the total cost of the construction of the Power Facility and the method of payment within a month after the government or related government agencies approved the construction of the Power Facility.
7. During the process of the Power Facility application, construction, change of name procedures, or transfer of ownership procedures, DSH agrees to provide all the necessary related assistance and cover all the related expenses to Yuan Hao as well as provide all the related facilities in accordance with Yuan Hao’s demand.
8. DSH agrees that it shall pay for all the power usage fees and other related expenses generated upon the operation of the Power Facility.
9. If there is any change to the management of Yuan Hao, Yuan Hao must immediately notify DSH and agree to keep the effectiveness of this Agreement as well as DSH’s exclusively right to use the Power Facility and DSH’s full ownership of the Power Facility.

10. Force Majeure
10.1. The definition of Force Majeure
Force Majeure shall mean any event which arises after the Effective Date that is beyond the control of the Parties, and is unforeseen, unavoidable and insurmountable, and which prevents total or partial performance by either Party. Such events shall include earthquakes, typhoons, flood, fire, war, acts of government or public agencies, strikes and ay other event which cannot be foreseen, prevented and controlled, including events which are recognized as Force Majeure in general international commercial practice.
10.2 Consequences of Force Majeure
a. If an event of Force Majeure occurs, the contractual obligation of a Party affected by such an event shall be suspended during the period of delay and the time for performing such obligation shall be extended, without penalty, for a period equal to such suspension.
b. The Party claiming Force Majeure shall give prompt notice to the other Party in writing and shall furnish, within fifteen (15) days thereafter, sufficient proof of the occurrence and expected duration of such Force Majeure. The Party claiming Force Majeure shall also use all reasonable efforts to mitigate or eliminate the effects of the Force Majeure.
c. If an event of Force Majeure occurs, the Parties shall immediately consult with each other in order to find an equitable solution and shall use all reasonable efforts to minimize the consequences of such Force Majeure.
11. Effective Date of the Agreement
The Agreement shall become effective after the legal representatives or authorized representatives of both Parties affix their signatures and company seals on this Agreement.
12. Language of the Agreement
This Agreement is written in Chinese and English. Both the Chinese and the English versions of the Agreement have the same effectiveness, but if there is any discrepancy between both versions of the Agreement, the Chinese version of the Agreement shall be the authority and the determinative version to resolve such discrepancy.
13. Settlement of Dispute

13.1 Friendly consultations
a. In the event of any dispute, difference, controversy or claim arising out of or related to the Agreement, including, but not limited to, any breach, termination or validity of the Agreement, (the “Dispute”) then upon one Party giving the other Party notice in writing of the Dispute (the “Notice of Dispute”), the Parties shall attempt to resolve such Dispute through friendly consultation.
b. If the Dispute has not been resolved through friendly consultations with thirty (30) days from the Notice of Dispute, the Dispute shall be resolved by arbitration in accordance with Article 13.2 of this Agreement. Such arbitration may be initiated by either Party.
13.2 Arbitration
The arbitration shall be conducted by Shanghai Arbitration Commission in Shanghai, China in accordance with its procedure and rules. The arbitration award shall be final and binding on the Parties. The costs of arbitration shall be borne by the losing Party except as may be otherwise determined by the arbitration tribunal.
13.3. Jurisdiction of the court
If both Parties have any Dispute on the Agreement and unable to resolve such Dispute through negotiation as well as unable to resolve such Dispute through arbitration, the Dispute shall be forwarded to the court that has the jurisdiction over the Dispute for determination.
13.4 Continuance of performance
Except for the matter in Dispute, the Parties shall continue to perform their respective obligations under the Agreement during any friendly consultations or any arbitration pursuant to this Article 13.
13.5 Separability
The provisions of this Article 13 shall be separable from the other terms of the Agreement. Neither the terminated nor the invalidity of the Agreement shall affect the validity of the provisions of this Article 13.
14. Applicable Law
The validity, interpretation and implementation of this Agreement and the settlement of Disputes shall be governed by relevant laws of the People’s Republic of China and regulations that are officially promulgated and publicly available.
15. Compliance with the Foreign Corrupt Practices Act

15.1 Yuan Hao acknowledges that DSH is a corporation with substantial presence and affiliation in the United States and, as such, is subject to the provisions of the Foreign Corrupt Practices Act of 1977 of the United States of America, 15 U.S.C. §§ 78dd-1, et seq., which prohibits the making of corrupt payments (the “FCPA”). Under the FCPA, it is unlawful to pay or to offer to pay anything of value to foreign government officials, or employees, or political parties or candidates, or to persons or entities who will offer or give such payments to any of the foregoing in order to obtain or retain business or to secure an improper commercial advantage.
15.2 Yuan Hao further acknowledges that it is familiar with the provisions of the FCPA and hereby agrees that Yuan Hao shall take or permit no action which will either constitute a violation under, or cause DSH to be in violation of, the provisions of the FCPA.
16. Miscellaneous
16.1. This Agreement shall be signed in two copies, and both copies are equally valid under the law. Either Party shall retain a copy of the signed Agreement.
16.2 The effective of this Agreement under the law and each article in this Agreement can be separated. If any article in this Agreement is determined to be invalid due to any reason, such invalidity of any article in this Agreement shall not affect the validity of any other articles of this Agreement.
16.3 Any amendment to this Agreement shall be in writing and duly signed by both Parties. Such amendment shall constitute a part of the entire Agreement.
16.4 Both Parties acknowledge that they are aware of their respective rights, obligations and liabilities and will perform their obligations under this Agreement in accordance with the provisions of the Agreement. If one Party violates this Agreement, the other Party shall be entitled to claim damages in accordance with the Agreement.
16.5 Any notice or written communication requited or permitted by this Agreement shall be made in writing in Chinese and English and sent by courier service. The date of receipt of a notice or communication shall be deemed to be seven (7) days after the letter is deposited with the courier service provided the deposit is evidenced by a confirmation receipt. All notice and communications shall be sent to the appropriate address set forth below, until the same is changed by notice given in writing to the other Party.
To: DSH
Address: No.1 Lane 18 San Zhuang Road, Songjiang Export Processing Zone, Shanghai, P.R.China
Attn.: Shanghai Kai Hong Technology Co., Ltd.

To: Yuan Hao
Address: No.8 Lane 18 San Zhuang Road, Songjiang Export Processing Zone, Shanghai, P.R.China
Attn.: Shanghai Yuan Hao Electronic Co., Ltd.
16.6 This Agreement comprises the entire understanding between the Parties with respect to its subject matters and supersedes any previous or contemporaneous communications, representations, or agreements, whether oral or written. For purposes of construction, this Agreement will be deemed to have been drafted by both Parties. No modification of this Agreement will be binding on either Party unless in writing and signed by an authorized representative of each Party.

Shanghai Kai Hong Technology Co., Ltd.	Shanghai Yuan Hao Electronic Co., Ltd.

By	By
Authorized Representative	Authorized Representative
Date:	Date: